As filed with the Securities and Exchange Commission on May 3, 2002
                                                      Registration No. 333-57232
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CANTEL MEDICAL CORP.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                        22-1760285
     (State or other jurisdiction                          (I.R.S. employer
     of incorporation or organization)                     identification no.)

         150 CLOVE ROAD
         LITTLE FALLS, NEW JERSEY                                07424
(Address of principal executive offices)                       (Zip Code)

                         1997 EMPLOYEE STOCK OPTION PLAN
                 (ADDITIONAL 300,000 SHARES COVERED BY THE PLAN)

                STOCK OPTION AGREEMENT BETWEEN THE REGISTRANT AND
                     FRED L. SHAPIRO DATED SEPTEMBER 7, 2001
                            TO PURCHASE 10,000 SHARES

                STOCK OPTION AGREEMENT BETWEEN THE REGISTRANT AND
                     JOSEPH L. HARRIS DATED OCTOBER 31, 2001
                            TO PURCHASE 50,000 SHARES

                STOCK OPTION AGREEMENT BETWEEN THE REGISTRANT AND
                       YVES VANIER DATED NOVEMBER 1, 2001
                            TO PURCHASE 2,500 SHARES
                            (Full title of the plans)

                                 JAMES P. REILLY
                              CANTEL MEDICAL CORP.
                                 150 CLOVE ROAD
                         LITTLE FALLS, NEW JERSEY 07424

                     (Name and address of agent for service)

                                 (973) 890-7220
           Telephone number, including area code, of agent for service

                                    COPY TO:
                              Eric W. Nodiff, Esq.
                   Dornbush Mensch Mandelstam & Schaeffer, LLP
                                747 Third Avenue
                            New York, New York 10017
                                 (212) 759-3300

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================
                                                                                             Proposed Maximum          Amount of
Title of Securities to                  Amount to be              Proposed Maximum               Aggregate            Registration
be registered                            Registered*               Price Per Share*           Offering Price*             Fee
Common Stock, par value
$.10 per share                          62,500 shares**            $21.82**                     $1,363,750**             $125.47

Common Stock, par value
$.10 per share                         300,000 shares***           $26.34***                    $7,902,000***            $726.98

Total                                  362,500 shares                                           $9,265,750               $852.45
====================================================================================================================================

* Estimated solely for purposes of calculating the registration fee. Relates only to additional shares covered by this Amendment No. 1 to the Form S-8 Registration Statement, Reg. No. 333-57232. The registration fee attributable to other shares covered by the Registration Statement has been previously paid.

** Relates to shares that are subject to all non-plan options (for which the option price is known). As to such shares, the price is calculated in accordance with Rule 457(h)(1) under Securities Act of 1933 based upon the weighted average of the exercise prices of such options.

*** Relates to shares issuable upon exercise of options that may be granted under the 1997 Employee Stock Option Plan (the "Plan") for which the offering price is not known. As to such shares, the price is calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933 based upon the price of Common Stock of Cantel Medical Corp. as reported on the NASDAQ National Market System on April 30, 2002.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

                           (a) The Annual Report of Cantel Medical Corp.
                  ("Cantel" or the "Company") for the fiscal year ended July 31, 2001 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

                           (b) All other reports of the Company filed pursuant
                  to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended July 31, 2001.

                           (c) The Registration Statement of the Company on Form
                  8-A filed on April 10, 1972 registering the Company's Common Stock, par value $.10 per share (the "Common Stock"), under
                  Section 12 of the Securities Exchange Act of 1934 which contains a description of the Common Stock.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES.

                           Not Applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Darwin C. Dornbush, a partner of Dornbush Mensch Mandelstam & Schaeffer, LLP, counsel to the Company, is a director of the Company and owns, beneficially and of record, 3,280 shares of Common Stock and options to purchase 17,500 shares of Common Stock.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                  Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

                  Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

                  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

                  Article Fifteenth of Cantel's Amended and Restated Certificate of Incorporation states that no director of Cantel shall be liable to Cantel or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that Article Fifteenth does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Cantel or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or

(iv) for any transaction from which the director derived an improper personal benefit.

                  Article Thirteenth of Cantel's Amended and Restated Certificate of Incorporation states that Cantel shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons it has the power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145. The right to indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided under Article Thirteenth will not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any by- law, agreement, vote of stockholders or disinterested directors or otherwise.

                  Cantel's By-laws, as amended, also provides that Cantel's directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by the DGCL.

                  Cantel maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws. In addition, Cantel has entered into Indemnification Agreements with certain of its directors and officers which provide for indemnification from liability to the full extent permitted by the DGCL.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling Cantel pursuant to the foregoing provisions, Cantel has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, Cantel has given certain undertakings with respect to indemnification in connection with this Registration Statement.

ITEM 8.           EXHIBITS.

                   4.01  - 1997 Employee Stock Option Plan, as amended.

                   4.02  - Form of Incentive Stock Option Agreement under the
                           Company's 1997 Employee Stock Option Plan.
                           (Incorporated herein by reference to Exhibit 10(t) to the 1997 Form 10-K.)

                   4.03  - Stock Option Agreement dated as of September
                           7, 2001 between the Company and Fred L.
                           Shapiro. (Incorporated herein by reference to Exhibit 10(cc) to the Company's 2001 Annual Report on Form 10-K.)

                   4.04  - Stock Option Agreement dated as of October
                           31, 2001 between the Company and Joseph L.
                           Harris.

                   4.05  - Stock Option Agreement dated as of November 1, 2001 between the Company and Yves Vanier.

                   5.01  - Opinion of Dornbush Mensch Mandelstam &
                           Schaeffer, LLP.

                  23.01  - Consent of Dornbush Mensch Mandelstam & Schaeffer,
                           LLP (included in Exhibit 5.01).

                  23.02  - Consent of Ernst & Young LLP.

                  24.01  - Power of Attorney (included in signature
                           page).

ITEM 9.           UNDERTAKINGS.

                  (a)      The undersigned Company hereby undertakes:

                           (1)  To file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           (2)  That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                           (3)  To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Falls and State of New Jersey, on the 1st day of May, 2002.

                                               CANTEL MEDICAL CORP.


                                               By: /s/ James P. Reilly
                                                  ---------------------------
                                                  James P. Reilly, President



                                POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Reilly and Darwin C. Dornbush, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Charles M. Diker     Chairman of the Board                     May 2, 2002
----------------------   and Director
Charles M. Diker


                         Vice Chairman of the                      May _, 2002
----------------------   Board and Director
Alan J. Hirschfield


/s/ James P. Reilly      President, Chief                          May 2, 2002
----------------------   Executive Officer and
James P. Reilly          Director (Principal
                         Executive Officer)


/s/ Craig A. Sheldon     Vice President and                        May 2, 2002
----------------------   Chief Financial Officer
Craig A. Sheldon


/s/ Robert L. Barbanell  Director                                  May 3, 2002
----------------------
Robert L. Barbanell


                         Director                                  May _, 2002
----------------------
Joseph M. Cohen


/s/ Darwin C. Dornbush    Director                                 May 2, 2002
----------------------
Darwin C. Dornbush


/s/ Morris W. Offit      Director                                  May 2, 2002
----------------------
Morris W. Offit


/s/ John W. Rowe         Director                                  May 2, 2002
----------------------
John W. Rowe


                         Director                                  May _, 2002
----------------------
Fred L. Shapiro


                         Director                                  May _, 2002
--------------------
Bruce Slovin